Exhibit 99.1

Biographical Information Regarding the Individual Trustees of Mills Music Trust

Lee Eastman

Lee Eastman is a partner at Eastman & Eastman. He is also responsible for the day to day operations of MPL Communications, Inc. and MPL Music Publishing, Inc. and is a principal of various music publishing interests. MPL Music Publishing, Inc. is the registered owner of 79,609 Trust Units of Mills Music Trust, which constitutes approximately 28.67% of the total Trust Units outstanding.

Mr. Eastman currently serves on the board of the National Music Publishers’ Association and as executive vice-president on the board of Literacy Partners, Inc.

Mr. Eastman graduated from Stanford University in 1992 and from Stanford Law School in 1997. He has served on the Board of Visitors and has lectured on intellectual property at Stanford Law School.

Michael E. Reiss

Michael E. Reiss has served on a number of civic, philanthropic and community boards, including the Hinsdale Central High School Foundation, the Chicago Chapter of the Cystic Fibrosis Foundation, the Discovery Science Center of Southern California and the CoACH Care Medical Foundation.

From 2006 until present, Mr. Reiss has been a Member of Buttonwood Tree Management, LLC and a general partner of Buttonwood Tree Value Partners, LLC, a California investment partnership with investments that include Trust Units of Mills Music Trust.

From 2010 until present, Mr. Reiss has served as Trustee for the Peggy J. Wilson Declaration of Trust and the Peggy J. Wilson Irrevocable Life Insurance Trust. Mr. Reiss is responsible for fiduciary management of these trusts, including general operations, investment management and accounting oversight.

From 1992 until present, Mr. Reiss has served as President of M.E. Reiss, Ltd. and Chief Administrator and Investment Advisor for the James M. Wilson and Peggy J. Wilson trusts.

From 2002 until present, Mr. Reiss has been an investment member of the following companies: McHenry Ventures, LLC, McHenry IL, Lemont Ventures, LLC, Lemont, IL; Buffalo Grove Ventures, LLC, Buffalo, IL; and Green Trails Ventures, LLC, Lisle, IL. Mr. Reiss’s activities in connection with these roles include acquisition and management of commercial real estate investments in the greater Chicago area.

Mr. Reiss attended Eastern Illinois University from 1982 until 1986, where he received a Bachelor of Arts degree. Prior to that, Mr. Reiss attended the University of San Diego from 1975 until 1977 and also attended the College of DuPage from 1973 until 1975, where he received an Associates Degree.

Mr. Reiss beneficially owns 15,400 Trust Units of Mills Music Trust, which constitutes approximately 5.45% of the total Trust Units outstanding.